Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

Release	Immediate Release
Contact	Media: Ellen Bates (281) 591-4000
Investors: Maryann Seaman (281) 591-4080

FMC Technologies Reports First Quarter Diluted Earnings per Share from Continuing Operations of $0.90, up 48 Percent

Highlights:

•	Energy Systems revenue up 23 percent and operating profit up 27 percent from the prior-year quarter

•	Record Company backlog of $3.0 billion

•	Subsea sales grew 30 percent with backlog at $2.0 billion

•	The Company increased guidance for earnings from continuing operations to a range of $3.90 to $4.10

HOUSTON, May 9, 2007 – FMC Technologies, Inc. (NYSE: FTI) today reported first quarter 2007 revenue of $980 million, up 19 percent over the first quarter of 2006, primarily on the strength of its subsea systems, surface wellhead and fluid control businesses. Income from continuing operations was $61.7 million, up 43.2 percent from $43.1 million. Diluted earnings per share from continuing operations were $0.90, up 48 percent from $0.61 per diluted share in the prior-year quarter.

Inbound orders in the quarter totaled $1.3 billion. Total Company backlog reached $3.0 billion, including $2.0 billion for subsea systems.

“Our strong first quarter results were again driven by our subsea systems, fluid control, and our surface wellhead businesses,” said Peter D. Kinnear, President, and Chief Executive Officer. “Operating margins in our energy segments were strong, backlog is at another record high, future subsea project opportunities are robust and we believe the outlook for 2007 remains very positive. We remain on schedule to deliver the industry’s first full-scale subsea separation system in the fourth quarter, and we believe this new technology should drive growth beyond 2007.”

FMC Technologies Reports First Quarter Diluted Earnings per Share from Continuing Operations of $0.90, up 48 Percent

Energy Production Systems

Energy Production Systems’ first quarter revenue of $610 million increased 26 percent over the prior-year quarter, due mainly to higher subsea systems volume. Revenue for subsea systems was $474 million in the quarter, up 30 percent from the prior-year quarter. Surface wellhead revenue improved 13 percent from the prior-year quarter.

Energy Production Systems’ operating profit of $61.9 million increased 26 percent over the prior-year quarter. The operating profit increase was due to increased subsea systems volume resulting in improved subsea EBIT margins.

Energy Production Systems’ inbound orders were $878 million for the first quarter, up $250 million over the prior-year quarter due to the strength of orders for subsea systems. Subsea systems inbound orders were $722 million in the quarter. Energy Production backlog was up 44 percent from the prior-year quarter and up 13 percent sequentially. Subsea backlog is $2.0 billion of the $2.3 billion Energy Production Systems’ backlog.

Energy Processing Systems

Energy Processing Systems’ first quarter revenue of $173 million was 14 percent higher than the prior-year quarter. The revenue improvement over the prior-year quarter was primarily the result of strong demand from service companies for WECO®/Chiksan® equipment, up 22 percent from the prior-year quarter and 8 percent sequentially. The revenue improvement over the prior-year quarter was also due to increased demand for loading and measurement systems.

Energy Processing Systems’ first quarter operating profit of $30.2 million was 30 percent higher than the prior-year quarter. The operating profit improvement is largely the result of higher WECO®/Chiksan® equipment volume and higher measurement systems volume and operating margins.

Energy Processing Systems’ inbound orders were $200 million for the first quarter, up 32 percent from the prior-year quarter. Stronger demand for loading systems, WECO®/Chiksan® equipment and measurement solutions drove the quarter-over-quarter improvement. Backlog is $333 million, up 56 percent from the prior-year quarter and up 9 percent sequentially on strong WECO®/Chiksan® and measurement systems’ orders.

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FMC Technologies Reports First Quarter Diluted Earnings per Share from Continuing Operations of $0.90, up 48 Percent

FoodTech

FoodTech’s revenue in the first quarter of $126 million was $3 million above the first quarter of 2006 due mainly to stronger volumes of freezing and cooking equipment. Operating profit of $9.0 million is up 27 percent from the prior-year quarter due mainly to volume and margin improvements in freezing and cooking systems and to lower costs in food processing.

Inbound orders totaled $156.1 million in the quarter, level with the prior-year quarter. Backlog was $198.5 million, up 21 percent from the prior-year quarter and up 18 percent sequentially.

Airport Systems

Airport Systems’ first quarter revenue of $73 million was up 7 percent compared to the first quarter of 2006 due to increased demand for equipment and services. Airport Systems’ first quarter operating profit of $3.1 million was up 24 percent from the prior-year quarter largely on higher margins.

Inbound orders were $94 million down from $104 million in the prior-year quarter. Backlog was $174.3 million, up 34 percent from the prior-year quarter and up 14 percent sequentially.

Corporate Items

Corporate expense in the first quarter of 2007 was $7.9 million, $1.2 million above the prior-year quarter on higher compensation expense. Other expense, net, of $3.5 million decreased $1.1 million due mainly to foreign currency gains in the quarter.

Net interest expense in the first quarter of 2007 was $1.9 million, up from $1.5 million in the prior-year quarter.

Net debt of $250.1 million was up $111.2 million from year-end 2006 due mainly to cash used for stock repurchases as well as for working capital increases and capital expenditures to support growth in the Energy Systems businesses.

In the quarter, the Company repurchased 2.5 million shares of common stock for $168.3 million.

Depreciation and amortization for the first quarter of 2007 was $19.5 million, up from $16.6 million in the prior-year quarter.

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FMC Technologies Reports First Quarter Diluted Earnings per Share from Continuing Operations of $0.90, up 48 Percent

Capital expenditures during the first quarter of 2007 totaled $29.9 million, up from $29.1 million in the prior-year quarter due mainly to continued capacity expansion projects in Energy Systems.

Summary and Outlook

FMC Technologies reported earnings per diluted share from continuing operations of $0.90 for the first quarter of 2007, up 48 percent from the prior-year quarter. Subsea systems revenue grew 30 percent over prior-year and subsea backlog increased 44 percent as subsea inbound orders continued strong. Operating profit from the Energy businesses was up 27 percent over the prior-year quarter. The WECO®/Chiksan® business saw increased revenue and operating profit over prior-year and sequentially along with increasing backlog. FoodTech and Airport Systems’ segments both delivered increased operating profits over the prior-year quarter. Total company backlog reached a record $3.0 billion with subsea backlog of $2.0 billion.

The energy businesses are expected to have another strong year in 2007, primarily driven by the secular growth of subsea systems. FoodTech and Airport Systems’ 2007 operating profits are also expected to improve over 2006. The Company increased its estimate for full year 2007 earnings per diluted share from continuing operations to a range of $3.90 to $4.10.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry and other industrial markets. The Company designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. The Company also produces food processing equipment for the food industry and specialized equipment to service the aviation industry. Twice named as the Most Admired Oil and Gas, Equipment Service Company by FORTUNE magazine, FMC Technologies employs approximately 11,000 people and operates 33 manufacturing facilities in 19 countries.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and may be modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its first quarter 2007 conference call at 9:00 a.m. (Eastern Daylight Time) on Thursday, May 10, 2007. The event will be available at www.fmctechnologies.com. It also will be available for replay after the event at the same website address.

In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

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FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended March 31
	2007	2006
Revenue	$979.9	$826.6

Costs and expenses	888.9	755.1

	91.0	71.5

Net gain on disposal of assets	2.3	0.2

Minority interests	(0.5)	(0.8)

Income before net interest expense and income taxes	92.8	70.9
Net interest expense	(1.9)	(1.5)

Income from continuing operations before income taxes	90.9	69.4

Provision for income taxes	29.2	26.3

Income from continuing operations	61.7	43.1

(Loss) Income from discontinued operations, net of tax	(0.4)	3.9

Net income	$61.3	$47.0

Basic Earnings per share:
Income from continuing operations	$0.92	$0.62
(Loss) Income from discontinued operations	(0.01)	0.06

Basic earnings per share	$0.91	$0.68

Diluted Earnings per share:

Income from continuing operations	$0.90	$0.61
(Loss) Income from discontinued operations	(0.01)	0.06

Diluted earnings per share	$0.89	$0.67

Weighted average shares outstanding:

Basic	67.3	68.7

Diluted	68.5	70.4

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended March 31
	2007	2006
Revenue

Energy Production Systems	$610.0	$485.4
Energy Processing Systems	173.2	152.3
Intercompany eliminations	(0.3)	(0.1)

Subtotal Energy Systems	782.9	637.6
FoodTech	126.3	122.9
Airport Systems	72.7	68.2
Intercompany eliminations	(2.0)	(2.1)

	$979.9	$826.6

Income before income taxes

Segment operating profit
Energy Production Systems	$61.9	$49.3
Energy Processing Systems	30.2	23.3

Subtotal Energy Systems	92.1	72.6
FoodTech	9.0	7.1
Airport Systems	3.1	2.5

Total segment operating profit	104.2	82.2

Corporate items
Corporate expense	(7.9)	(6.7)
Other expense, net (1)	(3.5)	(4.6)
Net interest expense	(1.9)	(1.5)

Total corporate items	(13.3)	(12.8)

Income from continuing operations before income taxes	$90.9	$69.4

(1)	Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended March 31
	2007	2006
Inbound Orders

Energy Production Systems	$877.9	$627.4
Energy Processing Systems	199.9	151.0
Intercompany eliminations	(0.8)	—

Subtotal Energy Systems	1,077.0	778.4
FoodTech	156.1	157.1
Airport Systems	94.2	104.0
Intercompany eliminations	(2.3)	(1.4)

Total inbound orders	$1,325.0	$1,038.1

	March 31
	2007	2006
Order Backlog

Energy Production Systems	$2,295.6	$1,591.5
Energy Processing Systems	332.7	213.5
Intercompany eliminations	(0.6)	(0.2)

Subtotal Energy Systems	2,627.7	1,804.8
FoodTech	198.5	164.2
Airport Systems	174.3	129.6
Intercompany eliminations	(1.8)	(0.8)

Total order backlog	$2,998.7	$2,097.8

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31, 2007 (Unaudited)	December 31, 2006
Cash and cash equivalents	$85.7	$79.5
Trade receivables, net	878.3	903.4
Inventories	663.4	588.6
Other current assets	127.6	104.2
Assets of discontinued operations	5.8	14.5

Total current assets	1,760.8	1,690.2

Property, plant and equipment, net	439.3	445.7
Goodwill	124.8	122.8
Intangible assets, net	63.3	64.6
Investments	28.2	26.0
Other assets	178.2	138.5

Total assets	$2,594.6	$2,487.8

Short-term debt and current portion of long-term debt	$4.4	$5.8
Accounts payable, trade and other	396.1	422.7
Advance payments and progress billings	509.1	448.1
Other current liabilities	308.3	326.7
Liabilities of discontinued operations	4.7	4.9

Total current liabilities	1,222.6	1,208.2

Long-term debt, less current portion	331.4	212.6
Other liabilities	236.8	181.0
Common stock	0.7	0.7
Other stockholders’ equity	803.1	885.3

Total liabilities and stockholders’ equity	$2,594.6	$2,487.8

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Three Months Ended March 31
	2007	2006
Cash provided (required) by operating activities of continuing operations:
Income from Continuing Operations	$61.7	$43.1
Depreciation and amortization	19.5	16.6
Trade accounts receivable, net	33.6	(16.8)
Inventories	(72.8)	(75.5)
Accounts payable, trade and other	(37.7)	(8.0)
Advance payments and progress billings	55.6	15.4
Income taxes	(5.9)	6.8
Other	(48.0)	(7.7)

Net cash provided (required) by operating activities of continuing operations	6.0	(26.1)

Cash provided by operating activities of discontinued operations	6.3	13.4

Cash provided (required) by investing activities of continuing operations:
Capital expenditures	(29.9)	(29.1)
Proceeds on disposal of assets and other	60.8	3.5

Net cash provided (required) by investing activities of continuing operations	30.9	(25.6)

Cash provided (required) by financing activities:
Net issuance of debt	117.4	8.7
Issuance of capital stock	5.5	11.4
Purchase of stock held in treasury	(168.3)	(35.2)
Excess tax benefits	7.7	7.3
Net increase in common stock held in employee benefit trust	(0.1)	(0.4)

Net cash required by financing activities	(37.8)	(8.2)

Effect of changes in foreign exchange rates on cash and cash equivalents	0.8	0.3

Increase (Decrease) in cash and cash equivalents	6.2	(46.2)

Cash and cash equivalents, beginning of period	79.5	152.9

Cash and cash equivalents, end of period	$85.7	$106.7